Exhibit 99-1: Unaudited Pro Forma Gillette Global Business Unit Financial
              Results for the three months ended September 30, 2005


                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
               Gillette Global Business Unit Pro Forma Information
                              (Amounts in Millions)


                                                Three Months
                                                   Ended          Change Versus
                                                September 30,       Prior Year
Blades & Razors                                    2005               Period
---------------                                ---------------------------------
   Net Sales                                     $1,164                 5%

   Profit from Operations                           403                -7%
   Allocation of Gillette Corporate Expenses(1)      (7)
   Stock Option Expense(2)                          (14)
                                                 ------
   Earnings before Income Taxes                     382                -7%

Duracell/Braun
--------------
   Net Sales                                     $  912                 0%

   Profit from Operations                           170                -7%
   Allocation of Gillette Corporate Expenses(1)      (6)
   Stock Option Expense(2)                          (11)
                                                 ------
   Earnings before Income Taxes                     153                -6%

Gillette GBU
------------
   Net Sales                                     $2,076                 3%

   Profit from Operations                           573                -7%
   Allocation of Gillette Corporate Expenses(1)     (13)
   Stock Option Expense(2)                          (25)
                                                 ------
   Earnings before Income Taxes                     535                -6%


1. Reclassification of expenses that are not allocated to segments under Gillette's management reporting but are allocated to segments under P&G's management reporting.
2. The effect of stock option expenses using the fair-value-based method of SFAS 123(R) to record expense for stock options. Gillette employee stock options issued prior to June 2005 were fully vested upon completion of the acquisition. Accordingly, stock option expense that will be reported for the Gillette segments under P&G will be based only on stock options granted beginning in June 2005.



Blades & Razors
---------------
Blades & Razors net sales grew five percent to $1.16 billion despite a major competitive razor platform launch and a base year comparison which included the launch of M3Power in the UK, Germany, and Japan. Favorable exchange rates and pricing each added one percent of growth. Consumer demand for premium offerings remained strong with Mach3 global blade market share increasing 1.5 points to 30% fueled by M3Power. In addition, market share on Venus blades grew one point globally to 7% behind Venus Vibrance and Venus Divine. Earnings Before Income Taxes declined by seven percent to $382 million. Earnings Before Income Taxes were impacted by increased marketing spending, negative mix from trial building activities on M3 Power and one-time items. One-time items drove the year-over-year profit decline and included legal charges associated with an advertising claims settlement, asset write-offs, and a non-recurring benefit in the base period.

Duracell & Braun
----------------
Duracell & Braun net sales were flat versus a very strong year ago base period in which sales increased 13% as a result of several hurricanes in densely populated areas in the United States. Sales growth included a one percent benefit from favorable foreign exchange and a negative two percent mix impact driven by increased sales of large pack battery products. In North America, Duracell's market share of General Purpose Batteries increased 2.3 points to 47.9%, the highest level in two years. However, battery sales were down single-digits due to the high consumption levels in the base period as a result of the hurricanes in the USA. Braun delivered mid single-digit sales growth behind strong results on recently launched initiatives in both shavers and appliances. Earnings Before Income Taxes on Duracell & Braun decreased six percent to $153MM compared to a base year in which profit from operations increased 43%. The decrease in Earnings Before Income Taxes was driven primarily by flat sales that included a shift towards larger battery pack sizes as well as write-offs related to the shut down of the Lexington facility.